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              [LETTERHEAD OF CHOATE, HALL & STEWART APPEARS HERE]





                                       May 17, 1996

Innovasive Devices, Inc.
734 Forest Street
Marlborough, MA 01752-3032

Gentlemen:

     This opinion is delivered to you in connection with the registration statement (the "Registration Statement") on Form S-1 of Innovasive Devices, Inc. (the "Company") filed on April 11, 1996 with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended, for registration under said Act of 2,185,000 shares of the common stock, $.0001 par value (the "Common Stock"), of the Company.

     We are familiar with the Second Restated Articles of Organization of the Company, as amended, the corporate minute book, the Amended and Restated By-laws of the Company and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the prospectus contained in the Registration Statement (the "Prospectus") have been validly authorized for issuance and, when issued against receipt of the purchase price described in the Prospectus, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Prospectus under the caption "Legal Matters."


                                       Very truly yours,

                                       CHOATE, HALL & STEWART